SHARE PURCHASE AGREEMENT


                 Relating to the Acquisition of


                   BUCKEYE MANAGEMENT COMPANY


                               by


                    BMC ACQUISITION COMPANY


                     Dated:  January 5, 1996














                       TABLE OF CONTENTS
                                                             Page

ARTICLE 1      SALE AND PURCHASE OF SHARES                      1

          1.1  Sale and Purchase of the Shares                  1
          1.2  The Purchase Price                               1

ARTICLE 2      THE CLOSING                                      2

          2.1   Closing Date                                    2
          2.2   Deliveries                                      2

ARTICLE 3      REPRESENTATIONS AND WARRANTIES OF THE
                SHAREHOLDER                                     2

          3.1   Organization and Standing                       2
          3.2   Capitalization and Share Ownership              3
          3.3   Authority and Binding Effect                    3
          3.4   Validity of Contemplated Transactions           3
          3.5   Subsidiaries                                    4
          3.6   Taxes                                           4
          3.7   No Material Undisclosed Facts                   5

ARTICLE 4      REPRESENTATIONS AND WARRANTIES OF THE BUYER      5

          4.1   Organization and Standing                       5
          4.2   Authority and Binding Effect                    5
          4.3   Validity of Contemplated Transactions           5
          4.4   Purchase for Investment                         6
          4.5   Available Financing                             6
          4.6   Financial Projections                           6
          4.7   Investigation and Evaluation                    6
          4.8   Securities Law Matters                          7

ARTICLE 5      CERTAIN COVENANTS                                8

          5.1   Conduct of Business Pending Closing             8
          5.2   Approvals                                       9
          5.3   Confidential Information.                       9
          5.4   Public Announcements                           10
          5.5   Tax Matters                                    10
          5.6   Audit Adjustments.                             12
          5.7   Certain Employee Benefit Arrangements          13
          5.8   Insurance Arrangements                         14
          5.9   NJ Environmental Liabilities                   16
          5.10  Prudential Financing and Special Committee
                 Approval                                      17
          5.11  No Solicitation of Transactions                17

ARTICLE 6      CONDITIONS PRECEDENT TO OBLIGATIONS OF THE
                BUYER                                          18

          6.1   Representations and Warranties                 18
          6.2   Performance by the Shareholder                 18
          6.3   Certificates                                   18
          6.4   Intentionally Omitted                          18
          6.5   Litigation Affecting Closing                   18
          6.6   Regulatory Compliance and Approvals            18
          6.7   Consents                                       19
          6.8   Financing                                      19
          6.9   Special Committee                              19

ARTICLE 7      CONDITIONS PRECEDENT TO OBLIGATIONS OF THE
                SHAREHOLDER                                    19

          7.1   Buyer Representations True at Closing          19
          7.2   Performance by the Buyer                       19
          7.3   Officer's Certificate                          19
          7.4   Demand Notes                                   20
          7.5   Incumbency Certificate                         20
          7.6   Opinion of Counsel                             20
          7.7   Litigation Affecting Closing                   20
          7.8   Regulatory Compliance and Approval             20
          7.9   Special Committee                              20

ARTICLE 8      MISCELLANEOUS                                   20

          8.1   No Survival of Representation and Warranties   20
          8.2   Payment of Expenses                            21
          8.3   Termination                                    21
          8.4   Brokers' and Finders' Fees                     21
          8.5   Assignment and Binding Effect                  22
          8.6   Waiver                                         22
          8.7   Notices                                        22
          8.8   Pennsylvania Law to Govern                     23
          8.9   Remedies Not Exclusive                         23
          8.10  No Benefit to Others                           23
          8.11  Contents of Agreement                          23
          8.12  Section Headings and Gender                    24
          8.13  Cooperation                                    24
          8.14  Severability                                   24
          8.15  Counterparts                                   24

     Annex I             Certain Defined Terms

     Schedule 4.1        List of Common Stock Subscribers

                    SHARE PURCHASE AGREEMENT


          This SHARE PURCHASE AGREEMENT is dated as of January 5, 1996. The parties are PENNSYLVANIA COMPANY, a Delaware corporation (the "Shareholder"), being the owner of all of the issued and outstanding shares of capital stock of BUCKEYE MANAGEMENT COMPANY, a Delaware corporation (the "Company"), and BMC ACQUISITION COMPANY, a Delaware corporation (the "Buyer").

                            PREAMBLE

          The Shareholder owns 1,000 shares of Common Stock, par value $1.00 per share (the "Common Stock"), of the Company which constitutes all of the issued and outstanding shares of capital stock of the Company (the "Shares"). The Buyer desires to purchase from the Shareholder, and the Shareholder desires to sell to the Buyer, all of the Shares in exchange for the Purchase Price in accordance with the terms and conditions set forth in this Agreement. The parties hereto have determined to make an election under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended and in effect on the date hereof (the "Code"), to have the purchase and sale of the Shares hereunder treated for Federal income tax purposes as a purchase of assets by the Buyer from the Shareholder.

          For convenience and brevity, certain terms used in various parts of this Agreement are listed in alphabetical order and defined or referred to on Annex I hereto (such terms to be equally applicable to both singular and plural forms of the terms defined).

          NOW, THEREFORE, in consideration of the respective covenants, representations and warranties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:


                           ARTICLE 1
                  SALE AND PURCHASE OF SHARES

          1.1  Sale and Purchase of the Shares.   On the Closing
Date and subject to the terms and conditions hereinafter set forth and on the basis of and in reliance upon the representations, warranties, obligations and agreements set forth herein, the Shareholder shall sell to the Buyer and the Buyer shall purchase from the Shareholder all of the Shares in exchange for the payment to the Shareholder of the Purchase Price.

          1.2 The Purchase Price. On the Closing Date and subject to the terms and conditions hereinafter set forth and on the basis of and in reliance upon the representations, warranties, obligations and agreements set forth herein, the Buyer shall pay to the Shareholder $63,000,000 (the "Purchase Price"), payable by wire transfer of immediately available funds to such account as the Shareholder shall designate.

                           ARTICLE 2
                          THE CLOSING

          2.1 Closing Date. The Closing (the "Closing") of the sale and purchase of the Shares shall take place at the offices of Morgan, Lewis & Bockius LLP, 2000 One Logan Square, Philadelphia, Pennsylvania at 10:00 A.M. local time, on the later of (i) March 8, 1996, (ii) the fifth business day following the satisfaction or waiver of all of the conditions set forth in Articles 6 and 7 hereof, or (iii) at such other time or place or on such other date as the Buyer and the Shareholder may agree to in writing. The date of the Closing is hereinafter sometimes referred to as the "Closing Date." The Closing shall be deemed to have occurred as of the close of business on the Closing Date.

          2.2  Deliveries.   At the Closing, subject to the
provisions of this Agreement, the Shareholder shall deliver to the Buyer, free and clear of all Liens, the certificates for the Shares to be sold by such Shareholder, duly endorsed in blank, or with separate stock transfer powers attached thereto and signed in blank, and the Buyer shall deliver to the Shareholder the Purchase Price by wire transfer of immediately available funds. At the Closing, the Shareholder shall also deliver to the Buyer, and the Buyer shall deliver to the Shareholder, the certificates, opinions and other instruments and documents referred to in Articles 6 and 7. The Buyer and the Shareholder shall deliver executed copies of IRS Form 8023 making the joint election under
Section 338(h)(10) of the Code, and in the case of the Buyer the election under Section 338(g) of the Code to allow the election under Section 338(h)(10) of the Code to be made. The parties shall cooperate with each other to reach agreement upon a schedule of the allocation of the Purchase Price to be attached to the IRS Form 8023 by each of the Buyer and the Shareholder.


                           ARTICLE 3
       REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER

          The Shareholder hereby represents and warrants to the Buyer that:

          3.1 Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, having full corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate its assets. The Company is duly qualified to do business and is in good standing in every jurisdiction in which its business or the character of its assets requires such qualification and in which the failure to be so qualified would have a Company Material Adverse Effect.

          3.2 Capitalization and Share Ownership. The Company's authorized capital stock consists of 1,000 shares of Common Stock, par value $1.00 per share, of which 1,000 shares are presently outstanding (previously defined as the "Shares"), which Shares are owned by the Shareholder free and clear of any Liens. All of the Shares have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of the terms of any Contract binding upon the Company, and were issued in compliance with all applicable charter documents of the Company. No equity securities of the Company, other than the Shares, are issued or outstanding. There are, and have been, no preemptive rights with respect to the issuance of the Shares. There are no existing Contracts, subscriptions, options, warrants, calls, commitments or rights of any character to purchase or otherwise acquire any capital stock or other securities of the Company, whether or not presently issued or outstanding, from the Shareholder or the Company, at any time, or upon the happening of any stated event.

          3.3 Authority and Binding Effect. The Shareholder has the full corporate power, authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by the Shareholder has been duly authorized by all necessary corporate and shareholder action. This Agreement has been, and the other agreements, documents and instruments required to be delivered by the Shareholder in accordance with the provisions hereof (the "Shareholder Documents") will be, duly executed and delivered on behalf of the Shareholder by duly authorized officers of the Shareholder, and this Agreement constitutes, and the Shareholder Documents will constitute, the legal, valid and binding obligations of the Shareholder, enforceable against the Shareholder in accordance with their respective terms, except as may be limited by bankruptcy or insolvency laws and other similar laws or equitable principles affecting rights of creditors generally.

          3.4 Validity of Contemplated Transactions. Neither the execution and delivery of this Agreement by the Shareholder nor the consummation of the transactions contemplated hereby will contravene or violate the charter documents or by-laws of the Shareholder or the Company or any Regulation or Court Order which is applicable to the Company or the Shareholder, or will result in a Default under, or require the consent or approval of any party to, any material Contract relating to its business or its assets or to or by which the Company or the Shareholder is a party or otherwise bound or affected, or, to the Shareholder's knowledge based upon oral opinions of counsel, require the Company or the Shareholder to notify or obtain any License from any federal, state, local or other court or governmental agency or body or from any other regulatory authority, except for public utility commission or environmental approvals required to be obtained by the Company.

          3.5 Subsidiaries. Except for interests in Buckeye Pipe Line Company, a Delaware corporation (the "Management Subsidiary"), and the Master Partnership, and the interests of the Management Subsidiary in each of the Operating Partnerships, neither the Company nor the Management Subsidiary has any subsidiaries or stock or other equity or ownership interest (whether controlling or not) in any corporation, association, partnership, limited liability company, joint venture or other entity. The Company owns of record and beneficially (i) all of the issued and outstanding capital stock of the Management Subsidiary free and clear of any Liens, and (ii) a 1% general partnership interest in the Master Partnership in accordance with the Master Partnership Agreement. The Company is the general partner of the Master Partnership. The Management Subsidiary owns of record and beneficially a 1% general partnership interest in each of the Operating Partnerships in accordance with the Operating Partnership Agreements related thereto and a .99% limited partnership interest in Buckeye Pipe Line Company of Michigan, L.P. pursuant to its Operating Partnership Agreement. The Management Subsidiary is the sole general partner of the Operating Partnerships. There are: (a) no existing Contracts, subscriptions, options, warrants, calls, commitments or rights of any character to purchase or otherwise acquire from the Company or the Management Subsidiary at any time, or upon the happening of any stated event, any capital shares or other securities of the Company, the Management Subsidiary, the Master Partnership, or the Operating Partnerships, whether or not presently issued or outstanding; (b) no outstanding securities of the Management Subsidiary that are convertible into or exchangeable for capital shares or other securities of the Management Subsidiary; and (c) no Contracts, subscriptions, options, warrants, calls, commitments or rights to purchase or otherwise acquire from the Company or the Management Subsidiary any such convertible or exchangeable securities.

          3.6 Taxes. All United States Federal income tax returns and all other material tax returns which are required to be filed with respect to the Company and the Management Subsidiary have been filed (except in instances in which there is an effective extension of the time in which to file a tax return) and all taxes due with respect thereto or pursuant to any assessment with respect to the Company or the Management Subsidiary have been paid, except for assessments the validity of which is being contested in good faith by appropriate proceedings.

          3.7 No Material Undisclosed Facts. The Shareholder has not omitted to disclose to the Buyer any material fact with respect to the Company or the Management Subsidiary, actually known by the Shareholder which is not known to the Company or the Management Subsidiary.


                           ARTICLE 4
          REPRESENTATIONS AND WARRANTIES OF THE BUYER

          The Buyer hereby represents and warrants to the Company and the Shareholder as follows:

          4.1 Organization and Standing. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware, having all requisite corporate power and authority to perform its obligations under this Agreement.
As of the date hereof, the Buyer has received legally binding subscriptions from the persons listed on Schedule 4.1 to contribute not less than $5 million to the Company on or before the Closing Date in return for common stock of the Buyer. (In the case of Alfred W. Martinelli, his subscription is subject to financing to be provided by the Shareholder or its affiliates in the event that the Closing Date occurs prior to March 13, 1996.) The Buyer has no assets or liabilities except for its rights and obligations under this Agreement, the subscriptions and Prudential Commitment Letter.

          4.2 Authority and Binding Effect. The Buyer has the corporate power and authority to execute, deliver and perform this Agreement and the other agreements, documents and instruments required to be delivered by the Buyer in accordance with the provisions hereof (the "Buyer Documents"), and has taken all actions necessary to secure all approvals required in connection therewith. The execution, delivery and performance of this Agreement and the Buyer Documents by the Buyer has been duly authorized by all necessary corporate and shareholder action. This Agreement has been, and the Buyer Documents will be, duly executed and delivered on behalf of the Buyer by duly authorized officers of the Buyer, and this Agreement constitutes, and the Buyer Documents will constitute, the legal, valid and binding obligation of the Buyer, enforceable against it in accordance with their respective terms, except as may be limited by bankruptcy or insolvency and other similar laws or equitable principles affecting rights of creditors generally.

          4.3 Validity of Contemplated Transactions. Neither the execution and delivery of this Agreement by the Buyer nor the consummation of the transactions contemplated hereby by the Buyer will contravene or violate any Regulation or Court Order which is applicable to the Buyer, or the charter documents or By-Laws of the Buyer, or will result in a Default under any Contract to which the Buyer is a party or by which it is otherwise bound, or require the Buyer to notify or obtain any License from any federal, state, local or other court or governmental agency or body or from any other regulatory authority.

          4.4 Purchase for Investment. The Buyer is acquiring the Shares solely for its own account for investment and not with a view to or for the sale or distribution thereof. The Buyer acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, and that such Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom.

          4.5 Available Financing. The Buyer has delivered to the Shareholder a commitment letter (the "Prudential Commitment Letter") from Prudential Capital Group to lend the Buyer up to $63,000,000 to purchase the Shares. The Buyer has no reason to believe that Prudential Capital Group and the Buyer will not be able to reach agreement on the form and substance of a definitive agreement reflecting the terms of the Prudential Commitment Letter or that all conditions precedent to the obligations of Prudential Capital Group contained therein or in the Prudential Commitment Letter will not be satisfied.

          4.6 Financial Projections. The Buyer has provided to the Shareholder financial projections for the Buyer, the Company, and the Management Subsidiary, supported by a cost reduction proposal, which reflects the financial impact of the Company's results of operations, reimbursements from the Master Partnership and Operating Partnerships, sources of expense savings, repayment of the financing described in the Prudential Commitment Letter, and the payment by the Buyer, the Company and the Management Subsidiary of their obligations as they become due (the
"Financial Information").   The Buyer represents that (i) such
Financial Information was prepared in good faith, (ii) the Buyer reasonably believes the assumptions upon which the projections contained in the Financial Information are based are reasonable and (iii) the Buyer currently intends to operate the Company and the Management Subsidiary in a manner consistent in all material respects with the assumptions contained in the Financial Information.

          4.7 Investigation and Evaluation. The Buyer acknowledges that (a) the Buyer is experienced in the operation of the type of business conducted by the Company, the Management Subsidiary, the Master Partnership and the Operating Partnerships, (b) the Buyer and its directors, officers, attorneys, accountants and advisors have been given the opportunity to examine to the full extent deemed necessary by the Buyer all books, records and other information with respect to the Company, the Management Subsidiary, the Master Partnership and the Operating Partnerships, (c) the Buyer has taken full responsibility for determining the scope of its investigations of the Company, the Management Subsidiary, the Master Partnership and the Operating Partnerships, and for the manner in which such investigations have been conducted, and has examined the Company, the Management Subsidiary, the Master Partnership and the Operating Partnerships to the Buyer's full satisfaction, (d) the Buyer is fully capable of evaluating the adequacy and accuracy of the information and material obtained by the Buyer in the course of such investigations, (e) the Buyer has not relied on the Shareholder with respect to any matter in connection with the Buyer's evaluation of the Company, the Management Subsidiary, the Master Partnership and the Operating Partnerships, other than the representations and warranties specifically set forth in Article 3, and (f) the Shareholder is making no representations or warranties, express or implied, of any nature whatever with respect to the Company, the

Management Subsidiary, the Master Partnership and the Operating Partnerships, other than the representations and warranties of
the Shareholder specifically set forth in Article 3.   The Buyer
acknowledges that (a) the Buyer has taken full responsibility for evaluating the adequacy, completeness and accuracy of various forecasts, projections, opinions and similar material heretofore furnished by the Shareholder, its affiliates or their representatives to the Buyer in connection with the Buyer's investigations of the Company, the Management Subsidiary, the Master Partnership, and the Operating Partnerships and their respective businesses, assets and liabilities; (b) there are uncertainties inherent in attempting to make projections and forecasts and render opinions, the Buyer is familiar with such uncertainties, and the Buyer is not relying on any projections, forecasts or opinions furnished to it by the Shareholder, or any affiliate thereof or any of their representatives; and (c) neither the Shareholder nor any affiliate of the Shareholder makes any representations or warranties concerning any such forecasts or projections.

          4.8 Securities Law Matters. To the knowledge of the Buyer, neither this Agreement, nor any other agreement, document, certificate or written statement furnished to the Buyer by or on behalf of the Shareholder in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. The Buyer, for itself, its employees, shareholders and affiliates, irrevocably acknowledges and confirms that the Shareholder has complied in all respects with its obligations to the Buyer, if any, under Rule 10b-5 under the Securities Exchange Act of 1934, as amended, and under all other federal and state securities laws in connection with the transactions contemplated hereby.


                           ARTICLE 5
                       CERTAIN COVENANTS

          5.1 Conduct of Business Pending Closing. Until the Closing Date, except as may be approved by the Buyer in writing or as otherwise provided in this Agreement, the Shareholder shall use its reasonable efforts (subject to the fiduciary duty of the Company and the Management Subsidiary to the Master Partnership and the Operating Partnerships) to cause the Company and the Management Subsidiary to:

          (A) operate the business of the Company, the Management Subsidiary, the Master Partnership and the Operating
Partnerships solely in the ordinary course and in substantially the same manner as such business has been operated in the past;

          (B) not issue, repurchase or redeem or commit to issue, repurchase or redeem, or permit the Master Partnership to issue, repurchase or redeem, any shares of capital stock or partnership units, any options or other rights to acquire such stock or units or any securities convertible into or exchangeable for such stock or units except pursuant to the Buckeye Partners, L.P. Unit Option and Distribution Equivalent Plan;

          (C) not declare or pay any dividend on, or make any other distribution with respect to, the Shares;

          (D) not declare, pay or make any other distribution with respect to, the partnership units of the Master Partnership, except for periodic distributions by the Master Partnership with respect to such units in amounts and at times which are consistent with past practice;

          (E) not (1) incur a material amount of long or short-term debt for money borrowed, (2) guarantee or agree to guarantee the obligations of others, (3) indemnify or agree to indemnify others, or (4) incur any other material Liabilities, in each case other than those incurred in the ordinary course of business consistent with past practice;

          (F) use its reasonable efforts to retain the employees of the Management Subsidiary and maintain the respective businesses of the Company and the Management Subsidiary so that employees will remain available to the Management Subsidiary on and after the Closing Date and to maintain existing relationships with suppliers, customers and others having business dealings with the Company or the Management Subsidiary;

          (G) not amend its Certificate of Incorporation or By-Laws or the Master Partnership Agreement or the Operating
Partnership Agreements;

          (H) not merge with or into any other corporation or, except in the ordinary course of business, sell, assign, transfer, pledge or encumber any part of the assets of the Company or the Management Subsidiary or agree to do any of the foregoing;

          (I) except in the ordinary course of business, not enter into any Contract on their own behalf, rather than as agent for or a partner of the Master Partnership or any of the Operating Partnerships, that is material, or permit any amendment or termination of any such material Contract to which the Company or the Management Subsidiary is a party;

          (J) except in the ordinary course of business, not waive any rights of material value that would otherwise accrue to the Company after the Closing Date;

          (K) except in the ordinary course of business (or as disclosed in the Disclosure Letter), not increase the salaries or benefits of, or make any bonus or similar payments to or establish or modify any Employee Benefit Plans for, any of the Company's directors, officers or employees or enter into or modify any employment, consulting or similar Contracts with any such persons or agree to do any of the foregoing;

          (L) use its reasonable efforts to obtain any consents or approvals required under any material Contracts that are necessary to complete the Acquisition or to avoid a Default under any such Contracts; and

          (M) not make any capital expenditures on its own behalf, rather than as agent for or a partner of the Master
Partnership or any of the Operating Partnerships, in excess of $1,000,000.

          5.2 Approvals. The Buyer and the Shareholder shall use their reasonable efforts to obtain promptly all Licenses from all Regulatory Bodies and all consents required under the terms of any Contracts which are required in connection with the consummation of the Acquisition.

          5.3 Confidential Information. Promptly, but in no event later than 5 business days, following the later of (a) the approval by the Special Committee of the matters described in
Section 7.9 and (b) the delivery by the Buyer to the Shareholder of written confirmation from Prudential Capital Group that the Finance Committee of the Board of Directors of The Prudential Insurance Company of America has authorized Prudential Capital Group to purchase a note or notes in accordance with the Prudential Commitment Letter, the Shareholder shall cause Furman Selz LLC to require all parties to any confidentiality agreement between Furman Selz LLC on behalf of the Shareholder and any other party with respect to a sale of the Company to return or destroy all confidential information of the Company, the Management Subsidiary, the Master Partnership and the Operating Partnerships in accordance with the terms of such confidentiality agreements. At the Closing, the Shareholder will, to the extent legally assignable, assign all of its rights under such confidentiality agreements to the Company.

          5.4 Public Announcements. The Buyer and the Shareholder shall not make any public announcement of the transactions contemplated hereby without the prior written consent of the other party. Nothing contained herein shall prevent either party at any time from furnishing any information to any governmental agency or pursuant to any Court Order or which is required by any Regulation or any rule of the New York Stock Exchange.

          5.5  Tax Matters.

          (A) Section 338(h)(10) Election. The Shareholder and the Buyer shall make a timely joint election under Section 338(h)(10) of the Code and pursuant to the applicable provisions of the Temporary Treasury Regulations in order that the transaction contemplated by this Agreement will be treated for Federal income tax purposes as a purchase of assets by the Buyer from the Company. Any liability for taxes resulting from the election by the Buyer and the Shareholder under Section 338(h)(10) of the Code will be paid by the Shareholder.

          (B) Taxes Prior to and After the Closing Date. The Shareholder shall include the Company in the applicable consolidated federal income tax return for the period prior to and including the Closing Date. Taxes as a result of the joint election under Section 338(h)(10) will be borne by the Shareholder. Any adjustments in taxes of the Company for the period to and including the Closing Date shall be borne by the Shareholder. The liability for any taxes of the Company for the periods beginning after the Closing Date shall be borne by the Company and the Buyer. The Buyer shall make an election under
Section 338(g) of the Code to the extent necessary to allow the
Section 338(h)(10) election to be made. The Buyer will indemnify and hold harmless the Shareholder and the Company against any and all liability (including, without limitation, interest, additions to tax and penalties) for or with respect to federal, state or local income taxes of the Company claimed or assessed for all taxable periods beginning after the Closing Date. The Shareholder will indemnify and hold harmless the Buyer and the Company against any and all liability (including, without limitation, interest, additions to tax and penalties) for or with respect to federal, state or local income taxes of the Company claimed or assessed for all taxable periods including periods to and including the Closing Date.

          (C) Indemnification With Respect to Taxes. Without limiting the indemnification obligations of any party contained elsewhere herein: After the Closing, the Shareholder will indemnify and hold harmless the Buyer and the Company against any and all liability (including, without limitation, interest, additions to tax and penalties) for or with respect to federal income taxes (and state or local income taxes in states in which tangible personal property or real property of the Company is located) of the Company claimed or assessed for all taxable periods ending on or prior to the Closing Date attributable to gain realized by the Company as a result of the purchase and sale of the Shares pursuant hereto and the making of the joint election by the Shareholder and the Buyer under Section 338(h)(10) of the Code (and by the Buyer under Section 338(g) of the Code but only to the extent it is required for the election under Section 338(h)(10) of the Code)), net of any tax benefit resulting from such payment. If the parties are unable to agree with respect to the amount of any payment due under the preceding sentence, the matter shall be submitted to an independent accounting firm selected by both parties. The decision of such independent accounting firm shall be binding upon both parties and the expense of such independent accounting firm shall be borne equally by the parties.

          (D) Prior Period Adjustments. The Shareholder shall have the right to contest any adjustment that increases the liability of the Company or the Shareholder for taxes which arose during the period or periods ending on or prior to the Closing Date (including federal income taxes (and state or local income taxes in states which tangible personal property or real property of the Company is located) attributable to gain realized by the Company as a result of the purchase and sale of the Shares pursuant hereto and the making of the joint election by the Shareholder and Buyer under Section 338(h)(10) of the Code (and by the Buyer under Section 338(g) of the Code but only to the extent it is required for the election under Section 338(h)(10) of the Code)). The Buyer agrees to cooperate or cause the Company to cooperate in the negotiation, settlement or litigation of any such adjustment. All decisions with respect to the negotiation, settlement or litigation of any such adjustment shall be made by the Shareholder and shall be binding upon the Buyer. All expenses to contest such adjustment on behalf of the Company shall be borne by the Shareholder. Any indemnity payable by the Shareholder to the Buyer or the Company pursuant to this
Section 5.5(D) shall be payable within 10 days of the Buyer's and/or the Company's request therefor, which request shall be no sooner than within 20 days of the required remittance to the tax authority. The parties agree that any payment made pursuant to this Section 5.5(D) shall be deemed an adjustment to the Purchase Price hereunder.

          (E) Cooperation. After the Closing Date, the Buyer, the Shareholder and the Company shall cooperate fully with each other and shall make available to the other, as reasonably requested, and to any taxing authority, all information, records or documents relating to tax liabilities or potential tax liabilities of the Company for all periods prior to or ending on the Closing Date and shall preserve all such information, records and documents until the expiration of any applicable statutes of limitation or extensions thereof. The Buyer, the Shareholder and the Company shall also make available to each other, as reasonably requested, personnel responsible for preparing or maintaining information, records and documents in connection with tax matters.

          (F) Audits. So long as taxable periods of the Company ending on or before the Closing Date remain open, the Buyer and the Shareholder shall promptly notify the other in writing within 10 days from receipt by the Buyer or the Shareholder of notice of
(i) any pending or threatened federal, state or local income tax audits or assessments of the Company, and (ii) any pending or threatened federal, state or local income tax audits or assessments of the Buyer which may affect the tax liabilities of the Company for taxable periods ending on or before the Closing Date. The Shareholder shall have the right to represent the interests of the Company in any tax audit or administrative or court proceeding relating to fiscal periods ending on or before the Closing and to employ counsel of its choice at its expense. The Buyer agrees that it will, at the Shareholder's expense, cooperate fully with the Shareholder and its counsel in the defense against or compromise of any claim in any said proceeding.

          5.6  Audit Adjustments.

          (A) If, as a result of the examination of the consolidated federal, state or local income tax return of the Shareholder or the Company (or any predecessor) for a taxable year ending on or before or including the Closing Date, there shall be any adjustment which decreases deductions, losses or credits against taxes ("Tax Benefits") or which increases income, gains or recaptures of credits against taxes ("Tax Detriments") for any such taxable year and which will permit the Buyer or the Company (or any corporation in an affiliated group of which the Buyer or the Company is a member) to increase the Tax Benefits or decrease the Tax Detriments to which they would otherwise have been entitled for any taxable year beginning on or after the Closing Date, the Shareholder will notify the Buyer of such adjustment and provide the Buyer with such information as may be necessary for the Buyer to take account of such increases or decreases through the filing of a claim for refund or otherwise. The Buyer shall take such action as is necessary to secure the benefit of such increases or decreases and shall pay the Shareholder the amount of such benefit (together with interest, if any, received), such amount to be paid when and as such benefit is realized, less the amount, if any, of the Buyer's reasonable expenses incurred in securing such benefit for the Shareholder.

          (B) If, as a result of the examination of the consolidated or separate federal, state or local income tax return of any group of corporations of which the Buyer or the Company (or any successor) is a member for a taxable year beginning on or after the Closing Date, there shall be any adjustment which decreases Tax Benefits or increases Tax Detriments for any such taxable year and which will permit the Shareholder or any member of the Shareholder's consolidated group to increase Tax Benefits or decrease Tax Detriments to which the Shareholder would otherwise have been entitled for any taxable year ending on or before and including the Closing Date, the Buyer will notify the Shareholder of such adjustment and provide the Shareholder with such information as may be necessary for the Shareholder to take account of such increase or decrease through the filing of a claim for refund or otherwise. The Shareholder shall take such action as is necessary to secure the benefit of such increases or decreases and shall pay to the Buyer the amount of such benefit (together with interest, if any, received), such amount to be paid when and as such benefit is realized, less the amount, if any, of the Shareholder's reasonable expenses incurred in securing such benefit for the Buyer.

          5.7 Certain Employee Benefit Arrangements. From and after the Closing:

          (A)  The Buckeye Pipe Line Company Retirement Income
Guarantee Plan.  The Buckeye Pipe Line Company Retirement Income
Guarantee Plan (the "RIGP") is funded through a master defined benefit trust (the "Master DB

Trust"). After the Closing Date, Buckeye Pipe Line Company will continue to be the "Plan Sponsor", as defined in ERISA, for such RIGP (and will continue to be responsible for any contributions required or due with respect to the RIGP). Within 45 days after the Closing Date, the Buyer shall identify a successor trust to hold the assets of the RIGP, and promptly after identification of such successor trust, the trustee of the Master DB Trust shall transfer the pro rata share of the assets of the Master DB Trust allocable to the RIGP to the trustee of such successor trust.

          (B) The Buckeye Pipe Line Company Retirement and Savings Plan. After the Closing Date, Buckeye Pipe Line Company will continue to be the "Plan Sponsor", as defined in ERISA, with respect to the Buckeye Pipe Line Company Retirement and Savings Plan (the "RASP") (and will continue to be responsible for any contributions required or due with respect to the RASP). The Buyer agrees to retain, through the end of 1996, the provision in the RASP allowing participants in the RASP to transfer their account balances from the RASP to the American Premier Retirement and Savings Plan. A portion of the assets of the RASP are invested in a trust which holds fixed income assets on behalf of the RASP and other qualified retirement plans (the "Fixed Income Trust"). Within 45 days after the Closing Date, the Buyer shall identify a successor trust to hold the assets of the RASP invested in the Fixed Income Trust and, promptly after identification of such successor trust, the trustee of the Fixed Income Trust shall transfer a pro rata share of the assets in the Fixed Income Trust allocable to the RASP to the trustee of such successor trust.

          5.8  Insurance Arrangements.  From and after the
Closing:

               (a) The Company and the Management Subsidiary shall cease to be covered with respect to any occurrence after the Closing under the insurance policies and agreements obtained and maintained by the Shareholder and its affiliates covering the Company and the Management Subsidiary, (the "Policies"). All such occurrences prior to the Closing which are insured under the Policies shall continue to be so insured, and the Company and Management Subsidiary shall be entitled to the benefits thereof, subject to applicable Retention Levels. The Buyer shall cause the Company and the Management Subsidiary to pay to the Shareholder and its affiliates any retrospective premium adjustments and premium audit adjustments payable to insurance carriers and all retention payments in respect of insurance covering the Company and the Management Subsidiary for periods prior to the Closing Date. The Shareholder shall, or shall cause its affiliates to, pay to the Company any rebate received with respect to any premiums paid prior to the Closing Date in respect of Policies covering the Company and the Management Subsidiary for periods subsequent to the Closing Date as a result of the removal of the Company and the Management Subsidiary from coverage under such Policies.

               (b) Provided the Buyer is not in breach of its obligations under subsection (c) hereof, the Shareholder shall indemnify and hold the Company and the Management Subsidiary to the extent they are named insured under the applicable Policy or Policies harmless from and against any and all Insured Losses to the extent such Insured Losses exceed the applicable Retention Level of the Company or the Management Subsidiary but do not exceed the Retention Level applicable to the Shareholder and its affiliates with respect thereto. Neither the Shareholder nor its affiliates shall have any liability to the Company or the Management Subsidiary for any Insured Losses to the extent such Insured Losses (a) are within the applicable Retention Level for the particular company or (b) exceed the applicable Retention Level for the Shareholder and its affiliates. In addition, the Shareholder and its affiliates shall have no liability to the Buyer, the Company or the Management Subsidiary for any Loss which would not be covered by the insuring terms and conditions of the applicable Policy, assuming a Retention Level for the Shareholder and its affiliates of zero.

               (c) The Company and the Management Subsidiary shall be liable and responsible for all the Insured Losses that are within the Retention Levels applicable to them. Accordingly, provided the Shareholder and its affiliates are not in breach of their obligations under section (b) hereof, the Buyer will cause the Company and the Management Subsidiary to either, as the Shareholder shall direct, (a) reimburse the Shareholder and its affiliates for such payments as the Shareholder and its affiliates may make in the normal course of their claims management program to the applicable insurer or claims administrator of Insured Losses that are within the Retention Levels of the Company and the Management Subsidiary, such reimbursement to be made promptly and in any event within 15 days of presentation of the Shareholder's written invoices therefor or
(b) pay such Insured Losses directly to the applicable insurer or claims administrator. The Buyer will, and will cause the Company and the Management Subsidiary to, negotiate in good faith to settle all claims under the Policies within the applicable Retention Levels of the Company and the Management Subsidiary and promptly notify and consult with the Shareholder regarding any such claim that may exceed the applicable Retention Levels of the Company and the Management Subsidiary. The Shareholder shall have the right to control and direct the defense of any such claim that is likely to exceed the Retention Levels of the Company and the Management Subsidiary.

               (d) The parties hereto shall give, and shall cause the Company and the Management Subsidiary to give, to each other prompt notice of the assertion by any person of any claim against the Shareholder or any of its affiliates, or the Company and the Management Subsidiary, as the case may be, which might be subject to the insurance coverage or related obligations described in this Section 5.8. The parties hereto shall cooperate, and shall cause the Company and the Management Subsidiary to cooperate, with the Shareholder and its affiliates, or the Company and the Management Subsidiary, as the case may be, and any applicable insurance carrier or claims administrator in any investigation by the Shareholder and its affiliates, or by the Company and the Management Subsidiary, as the case may be, or any applicable insurance carrier or claims administrator, of any such claim, including without limitation any currently pending claim which relates to a pre-Closing occurrence; and the Buyer shall give, and shall cause the Company and the Management Subsidiary to give, to the Shareholder and its affiliates, and any applicable insurance carrier or claims administrator, reasonable access to the books, records and personnel of the Company and the Management Subsidiary to the extent reasonably necessary to enable the Shareholder or any of its affiliates, and any applicable insurance carrier or claims administrator, to investigate such claim.

          5.9 NJ Environmental Liabilities. From and after the Closing, the Shareholder or an affiliate of the Shareholder (the Shareholder and each of its affiliates, the "Shareholder Group") shall continue to retain the liabilities described that certain Administrative Consent Order, dated November 17, 1986, issued by the New Jersey Department of Environmental Protection (such liabilities, the "NJ Environmental Liabilities"). In connection with the NJ Environmental Liabilities, the parties agree as follows:

               (a) The Buyer shall cooperate, and cause the employees and officers of the Company and the Management Subsidiary to cooperate, with the Shareholder Group in connection with all matters related to the NJ Environmental Liabilities and shall provide, at no charge, such administrative assistance with respect thereto as the Shareholder may reasonably request (which may include, without limitation, review of documents and attendance at meetings and teleconferences regarding the NJ Environmental Liabilities).

               (b)    The Buyer shall, and shall cause the
Company and the Management Subsidiary to, provide to the Shareholder Group such services, labor and materials, to the extent reasonably available, as the Shareholder may request in connection with the NJ Environmental Liabilities. The Shareholder shall reimburse the Buyer, the Company or the Management Subsidiary, as appropriate, for such entity's direct, out-of-pocket cost (i) of all hourly labor furnished by such entity at the request of the Shareholder, (ii) of all services provided by non-employees of the Buyer, the Company or the Management Subsidiary at the request of the Shareholder, and
(iii) of all materials provided by such entity at the request of the Shareholder. The Shareholder Group shall have the right to use, without cost, the water filtration system/waste recovery system and plant located at the Linden, New Jersey premises of the Operating Partnerships (the "Waste Recovery System") in connection with the activities of the Shareholder Group related to the NJ Environmental Liabilities, subject to reimbursement by the Shareholder Group of any costs incurred for activated carbon attributed solely to the Shareholder Group's utilization of the Waste Recovery System.

               (c) Without the prior consent of the Shareholder, the Buyer shall not take any action which it knows is reasonably likely to increase the amount of the NJ Environmental Liabilities. In addition, the Buyer shall, and shall cause the Company and the Management Subsidiary to, take all commercially reasonable actions to mitigate the expense and liability of the Shareholder Group with respect to the NJ Environmental Liabilities.

               (d)  In connection with the NJ Environmental
Liabilities, the Shareholder Group agrees to use commercially reasonable efforts to obtain a Declaration of Environmental Restriction ("DER"). Buyer hereby consents to the issuance of a DER, and agrees that it shall execute, and shall cause the Company, the Management Subsidiary, the Master Partnership and the Operating Partnership, to execute all commercially reasonable documents necessary to obtain a DER.

               (e) Upon request of the Shareholder the Buyer will use reasonable efforts to support and facilitate any reasonable proposal from the Shareholder Group that the Master Partnership, in consideration for a payment by the Shareholder Group, assume the remaining costs anticipated to be associated with the NJ Environmental Liabilities.

               (f) The Buyer acknowledges on its own behalf and on behalf of The Company and the Management Subsidiary that there are no unpaid charges for services, labor, materials or facilities provided by the Company or the Management Subsidiary in connection with the NJ Environmental Liabilities.

               (g) The Buyer acknowledges that the Shareholder Group will not be liable for any environmental liability or expense related to, or arising out of the business of, the Company, the Management Subsidiary, the Master Partnership, or any of the Operating Partnerships, other than the NJ Environmental Liabilities.

               (h)  The Buyer shall indemnify the Shareholder
Group against any failure by the Company, the Management
Subsidiary, the Master Partnership and the Operating Partnerships to comply with the provisions of this Section 5.9.

          5.10 Prudential Financing and Special Committee Approval. The Buyer shall use its best efforts to diligently and as promptly as practicable (i) obtain the approval of the Special Committee of the matters described in Section 6.9 hereof and provide such information in connection therewith as the Special Committee may request; and (ii) negotiate, execute and deliver, and consummate a definitive agreement with Prudential Capital Group providing for the financing described in the Prudential Commitment Letter. Upon the Shareholder's request from time to time, the Buyer shall report to the Shareholder concerning the status of such matters.

          5.11 No Solicitation of Transactions. Prior to the termination of this Agreement pursuant to Section 8.3, none of the Shareholder or any of its affiliates or any of their respective directors, officers, employees, representatives, investment bankers or agents shall, directly or indirectly, solicit or initiate inquiries or proposals form, or provide confidential information to or participate in any discussions or negotiations with, any corporation, partnership, person, trust or other entity or group (other than the Buyer and its affiliates and representatives) concerning the sale of stock of the Company or the Management Subsidiary or any of their respective assets or any merger, consolidation, recapitalization, liquidation or similar transaction involving the Company or the Management Subsidiary. This Section 5.11 shall not be considered to limit any rights or remedies the Buyer may have a result of a breach of this Agreement by the Shareholder.


                           ARTICLE 6
        CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYER

          Subject to waiver as set forth in Section 8.6, the obligations of the Buyer under this Agreement are subject to the fulfillment prior to or at the Closing of each of the following conditions:

          6.1  Representations and Warranties.  The
representations and warranties of the Shareholder set forth in
Article 3 shall be true and correct in all material respects on the Closing Date with the same effect as if made at that time.

          6.2 Performance by the Shareholder. The Shareholder shall have performed and satisfied in all material respects all agreements and conditions which it is required by this Agreement to perform or satisfy prior to or on the Closing Date.

          6.3 Certificates. The Buyer shall have received certificates from the Shareholder dated the Closing Date certifying in such detail as the Buyer may reasonably request that each of the conditions described in Sections 6.1 and 6.2 has been fulfilled.

          6.4  Intentionally Omitted.

          6.5 Litigation Affecting Closing. No Court Order shall have been issued or entered which prohibits the completion of the Acquisition.

          6.6 Regulatory Compliance and Approvals. All approvals required under any Regulations to carry out the Acquisition shall have been obtained and the Company and the Shareholder shall have complied in all material respects with all Regulations applicable to the Acquisition.

          6.7 Consents. The Shareholder or the Company shall have delivered to the Buyer all consents required to be obtained in connection with the Acquisition in order to avoid a Default under any material Contract to or by which the Company is a party or may be bound.

          6.8 Financing. The Buyer and Prudential Capital Group shall have entered into a definitive agreement reflecting the terms of the Prudential Commitment Letter and the Prudential Capital Group shall be prepared to fund the loan provided for thereby in the amount of $63,000,000 contemporaneously with the Closing.

          6.9 Special Committee. A committee of independent directors of the Company which will exclude all directors who are employees of the Shareholder, the Company or their affiliates (the "Special Committee") shall have approved on behalf of the Master Partnership (i) the form of opinion of Morgan, Lewis & Bockius LLP relating to the satisfaction by the Buyer of the Company's capital requirement in compliance with Sections 17.6 and 19.1 of the Master Partnership Agreement after giving effect to the cancellation of the Demand Notes and (ii) the Buyer's employee stock ownership plan as a fringe benefit, the cost of which may be reasonably allocated to the Partnership pursuant to
Section 7.4 of the Master Partnership Agreement.


                           ARTICLE 7
     CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SHAREHOLDER

          Subject to waiver as set forth in Section 8.6, the obligations of the Shareholder under this Agreement are subject to the fulfillment prior to or at the Closing of each of the following conditions:

          7.1 Buyer Representations True at Closing. The representations and warranties of the Buyer set forth in Article 4 shall be true and correct in all material respects on the Closing Date with the same effect as if made at that time.

          7.2 Performance by the Buyer. The Buyer shall have performed and satisfied all agreements and conditions which it is required by this Agreement to perform or satisfy prior to or on the Closing Date.

          7.3 Officer's Certificate. The Shareholder shall have received a certificate from an appropriate officer of the Buyer dated the Closing Date certifying in such detail as the Shareholder may reasonably request that each of the conditions described in Sections 7.1 and 7.2 has been fulfilled.

          7.4 Demand Notes. The Shareholder shall have been released from its obligations under the Demand Notes, and the Buyer shall have provided for capitalization of the Company in the amount of at least $6 million.

          7.5 Incumbency Certificate. The Shareholder shall have received a certificate of the Secretary or an Assistant Secretary of the Buyer dated the Closing Date certifying to the incumbency of the officers of the Buyer signing for it and as to the authenticity of their signatures.

          7.6 Opinion of Counsel. The Shareholder shall have received the written opinion dated the Closing Date of Morgan, Lewis & Bockius LLP, counsel for the Buyer, in form and substance reasonably satisfactory to the Shareholder.

          7.7 Litigation Affecting Closing. No Court Order shall have been issued or entered which would be prohibits the completion of the Acquisition. No person who or which is not a party to this Agreement shall have commenced or threatened to commence any Litigation seeking to restrain or prohibit, or to obtain substantial damages in connection with, this Agreement or the transactions contemplated by this Agreement.

          7.8 Regulatory Compliance and Approval. All approvals required under any Regulations to carry out the Acquisition shall have been obtained and that the Buyer shall have complied in all material respects with all Regulations applicable to the Acquisition.

          7.9 Special Committee. The Special Committee shall have approved on behalf of the Master Partnership (i) the form of opinion of Morgan, Lewis & Bockius LLP relating to the satisfaction by the Buyer of the Company's capital requirement in compliance with Sections 17.6 and 19.1 of the Master Partnership Agreement after giving effect to the cancellation of the Demand Notes, (ii) cancellation of the Demand Notes effective at the Closing and (iii) the Buyer's employee stock ownership plan as a fringe benefit, the cost of which may be reasonably allocated to the Partnership pursuant to Section 7.4 of the Master Partnership Agreement.


                           ARTICLE 8
                         MISCELLANEOUS

          8.1  No Survival of Representation and Warranties.
None of the representations, warranties, covenants and agreements made by each party in this Agreement or in any attachment, Exhibit, certificate, document or list delivered by any such party pursuant hereto or in connection with the Acquisition shall survive the Closing.

          8.2 Payment of Expenses. The Buyer shall pay all legal, accounting and other fees and expenses which it incurs in connection with this Agreement and the transactions contemplated hereby, and all legal, accounting and other fees and expenses incurred by the Shareholder in connection with this Agreement shall be paid by the Shareholder (other than expenses and costs incurred for, by or on account of employees of the Company or the Company's auditors and other than expenses and costs, including without limitation reasonable attorney's fees, related to the securing of all requisite Regulatory Approvals, all of which shall be paid by the Company).

          8.3 Termination. This Agreement may be terminated before the Closing occurs only as follows:

               (a) By written consent of the Shareholder and the Buyer;

               (b) By written notice by the Shareholder to the Buyer at any time after February 22, 1996, unless on or prior thereto the Buyer shall have provided the Shareholder with satisfactory evidence that the Special Committee has approved the matters described in Section 7.9 hereof;

               (c) By written notice by the Shareholder to the Buyer at any time after February 22, 1996, unless on or prior thereto the Buyer shall have delivered to the Shareholder written confirmation from Prudential Capital Group that the Finance Committee of the Board of Directors of The Prudential Insurance Company of America has authorized Prudential Capital Group to purchase a note or notes in accordance with the Prudential Commitment Letter;

               (d) By written notice by the Shareholder to the Buyer, at any time after April 15, 1995, except that no such notice may be given under this clause (d) if as of the date of such notice the only condition specified in Article 7 that is not satisfied or able to be satisfied is the condition specified in
Section 7.8; or

               (e) By written notice by the Shareholder or the Buyer to the other at any time after June 30, 1995.

          8.4 Brokers' and Finders' Fees. The Shareholder and the Buyer each to the other represents and warrants that all negotiations relative to this Agreement have been carried on by them directly without the intervention of any person, firm, corporation or other entity who or which may be entitled to any brokerage fee or other commission in respect of the execution of this Agreement or the consummation of the transactions contemplated hereby except for (i) Furman Selz LLC, whose fees shall be paid by the Shareholder and (ii) Houlihan, Lokey, Howard & Zukin, Inc., whose fees shall be paid by the Buyer, and each of them shall indemnify and hold the other or any affiliate of them harmless against any and all claims, losses, liabilities or expenses which may be asserted against any of them as a result of any dealings, arrangements or agreements by the indemnifying party with any such person, firm, corporation or other entity.

          8.5 Assignment and Binding Effect. This Agreement may not be assigned prior to the Closing by any party hereto without the prior written consent of the other parties. Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the Shareholder and by the successors and assigns of the Buyer.
                              -20-

          8.6 Waiver. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument executed by such party.

          8.7 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally to the address set forth below (to the attention of the person identified below) or sent by facsimile message, Federal Express (or other reputable overnight delivery service) or by registered or certified mail, postage prepaid, as follows:

          If to the Buyer, to:

               BMC Acquisition Company
               5 Radnor Corporate Center
               100 Matson Ford Road
               Radnor, PA  19087

               Attention:  A. W. Martinelli

          With required copies to:

               Buckeye Management Company

          If by mail:                If by Federal Express:

          P.O. Box 368             3900 Hamilton Boulevard
          Emmaus, PA  18049             Allentown, PA  18103

          Attention:  Stephen C. Muther, Esquire


          If to the Shareholder, to:

               American Financial Group, Inc.
               One East Fourth Street
               Cincinnati, OH  45202

               Attention:  Neil M. Hahl

               With a required copy to the Corporate Secretary of the Shareholder at the same address.

or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have given as of the date so delivered or sent by facsimile message, the day after the date sent when sent by Federal Express (or other reputable overnight delivery service), or, if mailed, three business days after the date so mailed.

          8.8 Pennsylvania Law to Govern. This Agreement shall be governed by and interpreted and enforced in accordance with the substantive laws of the Commonwealth of Pennsylvania applicable to contracts made and to be performed in that Commonwealth.

          8.9 Remedies Not Exclusive. Nothing in this Agreement shall be deemed to limit or restrict in any manner other rights or remedies that any party may have against any other party at law, in equity or otherwise.

          8.10 No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and the Company and their successors and assigns, and they shall not be construed as conferring and are not intended to confer any rights on any other persons.

          8.11 Contents of Agreement. This Agreement sets forth the entire agreement of the parties hereto with respect to the transactions contemplated hereby. This Agreement may not be amended except by an instrument in writing signed by the parties hereto, and no claimed amendment, modification, termination or waiver shall be binding unless in writing and signed by the party against whom or which such claimed amendment, modification, termination or waiver is sought to be enforced. The Shareholder agrees that upon request of the Buyer, it will amend this Agreement and take such other action as may be necessary to modify the structure of the transaction contemplated hereby from a stock purchase to a partial stock purchase and partial stock redemption, except that the Shareholder shall be so obligated only if such modification will not have an adverse effect on the Shareholder or its affiliates.

          8.12 Section Headings and Gender. All section headings and the use of a particular gender are for convenience only and shall in no way modify or restrict any of the terms or provisions hereof. Any reference in this Agreement to a Section, Annex or Exhibit shall be deemed to be a reference to a Section, Annex or Exhibit of this Agreement unless the context otherwise expressly requires.

          8.13 Cooperation. Subject to the provisions hereof, the parties hereto shall use their reasonable efforts to take, or cause to be taken, such action, to execute and deliver, or cause to be executed and delivered, such additional documents and instruments and to do, or cause to be done, all things necessary, proper or advisable under the provisions of this Agreement and under applicable law to consummate and make effective the transactions contemplated by this Agreement.

          8.14 Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          8.15 Counterparts. This Agreement may be executed in two or more counterparts, each of which is an original and all of which together shall be deemed to be one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by all of the parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.


                                   PENNSYLVANIA COMPANY


                                   By: /s/ Neil M. Hahl
                                   Title: Senior Vice President


                                   BMC ACQUISITION COMPANY


                                   By: /s/ A.W. Martinelli
                                   Title: Chairman

                                                          ANNEX I

                     CERTAIN DEFINED TERMS


     "Acquisition" means the acquisition of all of the Shares by the Buyer and all related transactions provided for in or contemplated by this Agreement.

     "Agreement" means this Share Purchase Agreement.

     "Buyer" means BMC, a Delaware corporation.

     "Company Material Adverse Effect" shall mean a material adverse change in, or material adverse effect on, the results of operations, financial condition or business of the Company and the Management Subsidiary, taken as a whole; but in any case after application of the proceeds of any insurance or indemnity under any contract or agreement with any third party.

     "Contract" means any written or oral contract, agreement, lease, instrument or other commitment that is binding on any person or its property under applicable law.

     "Court Order" means any judgment, decree, injunction, order or ruling of any federal, state or local court or governmental or regulatory body or authority that is binding on any person or its property under applicable law.

     "Default" means (1) a material breach of or material default under any Contract, (2) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a material breach of or material default under any Contract, or
(3) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right of termination, renegotiation or acceleration under any Contract.

     "Demand Notes" mean that certain Demand Promissory Note, dated November 18, 1986, in the aggregate principal amount of $24,000,000, by the Shareholder to the Company, and that certain Demand Promissory Note, dated December 23, 1986, in the aggregate principal amount of $4,000,000, by the Shareholder to the Company.

     "Employee Benefit Plans" means "employee benefit plans" as defined in section 3(3) of ERISA and any other plan, policy, program, practice or arrangement providing benefits to any officer or employee of the Company, the Management Subsidiary, or any dependent or beneficiary thereof, which are now maintained by the Company or the Management Subsidiary, or under which the Company or the Management Subsidiary has any obligation or liability, including, without limitation, all incentive, bonus, deferred compensation, medical, disability, share purchase, unit purchase, retirement or other similar plans, policies, programs, practices or arrangements; provided, however, that such term shall not include (i) any employment agreements entered into by the Company or the Management Subsidiary with their respective employees, or (ii) any regular payroll practices of the Company or the Management Subsidiary.

     "ERISA" means the Employee Retirement Income Security Act of
1974, as amended.

     "Insured Losses" shall mean Losses under the Policies and any related loss adjustment expense, including attorney fees and claims administration and handling costs.

     "IRS" means the Internal Revenue Service.

     "Liability" means any direct or indirect liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of or by any person (other than endorsements of notes, bills and checks presented to banks for collection or deposit in the ordinary course of business).

     "Licenses" means licenses, franchises, permits, easements, rights and other authorizations.

     "Lien" means any mortgage, lien, security interest, pledge, encumbrance, restriction on transferability, defect of title, charge or claim of any nature whatsoever on any property or property interest.

     "Litigation" means any lawsuit, action, arbitration, administrative or other proceeding, criminal prosecution or governmental investigation or inquiry involving the Company, the Management Subsidiary, their respective businesses or assets, or any Contracts to which the Company or the Management Subsidiary is a party or by which it or any of their respective businesses or assets may be bound.

     "Loss" or "Losses" shall mean: liabilities, damages, costs, judgments, costs of investigating claims, amounts paid in settlement, interest, penalties, assessments and out-of-pocket expenses (including reasonable attorneys' and auditors' and actuaries' fees) actually incurred.

     "Master Partnership" means Buckeye Partners, L.P., a
Delaware limited partnership.

     "Master Partnership Agreement" means that certain Amended and Restated Agreement of Limited Partnership of the Master
Partnership, dated as of December 23, 1986.

     "Operating Partnerships" means Buckeye Pipe Line Company, L.P., a Delaware limited partnership, Buckeye Pipe Line Company of Michigan, L.P., a Delaware limited partnership, Buckeye Tank Terminals Company, L.P., a Delaware limited partnership, Everglades Pipe Line Company, L.P., a Delaware limited partnership, and Laurel Pipe Line Company, L.P., a Delaware limited partnership.

     "Regulation" means any statute, law, ordinance, regulation, order or rule of any federal, state, local or other governmental agency or body or of any other type of regulatory body, including, without limitation, those covering environmental, energy, safety, health, transportation, bribery, recordkeeping, zoning, antidiscrimination, antitrust, wage and hour, and price and wage control matters.

     "Retention Levels" shall mean the retention levels specified in the Policies for the respective companies, time periods and types of insurance coverage specified thereon.

                     INDEX OF DEFINED TERMS


Acquisition                                                    26
Agreement                                                      26
Buyer                                                           1
Buyer Documents                                                 5
Closing                                                         2
Closing Date.                                                   2
Code   1
Common Stock                                                    1
Company                                                         1
Company Material Adverse Effect                                26
Contract                                                       26
Court Order                                                    26
Default                                                        26
Demand Notes                                                   26
Employee Benefit Plans                                         26
ERISA                                                          27
Financial Information                                           6
Fixed Income Trust                                             14
Insured Losses                                                 27
IRS   27
Liability                                                      27
Licenses                                                       27
Lien  27
Litigation                                                     27
Loss or Losses                                                 27
Management Subsidiary                                           4
Master DB Trust                                                13
Master Partnership                                             27
Master Partnership Agreement                                   27
Operating Partnerships                                         28
Plan Sponsor                                                   13
Policies                                                       14
Prudential Commitment Letter                                    6
Purchase Price                                                  2
RASP  13
Regulation                                                     28
Retention Levels                                               28
RIGP  13
Shareholder                                                     1
Shareholder Documents                                           3
Shares                                                          1
Special Committee                                              19
Tax Benefits                                                   12
Tax Detriments                                                 12

                          SCHEDULE 4.1

            (Names of subscribers for common stock)


                    Alfred W. Martinelli
                    C. Richard Wilson
                    Stephen C. Muther
                    Steven C. Ramsey
                    Michael P. Epperly

             AMENDMENT TO SHARE PURCHASE AGREEMENT


     THIS AMENDMENT is made as of this 22nd day of March, 1996 by Pennsylvania Company, a Delaware corporation (the "Shareholder") and BMC Acquisition Company, a Delaware corporation (the
"Buyer").

     WHEREAS, the Shareholder and the Buyer have entered into a Share Purchase Agreement (the "Agreement") dated as of January 5, 1996 providing for the acquisition of all of the issued and outstanding shares of capital stock of Buckeye Management Company, a Delaware corporation ("Company") by the Buyer from the Shareholder; and

     WHEREAS, the Shareholder and the Buyer desire to amend the Agreement as set forth in this Amendment.

     NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

     1. The Shareholder and the Buyer hereby agree that, prior to the Closing, the Buyer may terminate the existing subscription agreements from the persons listed on the form of Schedule 4.1 originally attached to the Agreement and simultaneously enter into a new subscription agreement with Glenmoor Partners, LLP, a Pennsylvania limited liability partnership, to acquire not less than $5,000,000 of common stock of the Buyer on or before the Closing Date.

     2. The Shareholder and the Buyer hereby agree that the date "April 15, 1995" in Section 8.3(d) and the date "June 30, 1995" in Section 8.3(e) were intended to be and are hereby amended to be "April 15, 1996" and "June 30, 1996" respectively.

     3.   The Shareholder and the Buyer hereby agree that Section
8.1 of the Agreement shall be amended to insert the phrase
"Except as otherwise specifically set forth in this Agreement in the case of covenants and agreements," at the beginning of such section.

     4. Buyer shall use commercially reasonable efforts to obtain as soon as practicable following the Closing Date, but in no event later than August 14, 1996, the release of Shareholder and its affiliates from all surety bonds for which Shareholder or any of its affiliates is a guarantor or an account party, but which relate to the operations of the Company, the Master Partnership and the Operating Partnerships. Shareholder agrees to keep any such surety bonds in place until August 14, 1996, after which time Shareholder or its affiliates may give notice of cancellation with respect to their guaranty. Buyer agrees to indemnify and hold harmless Seller and its affiliates from any loss arising out of such surety bonds.

     5. All capitalized terms used in this Amendment but not defined herein shall have the same meaning as such term has in the Agreement.

     6. Any provision of this Amendment that is inconsistent with the provisions of the Agreement shall be deemed amended to effectuate the intention of the parties as expressed herein. Every other provision of the Agreement shall remain unchanged and shall remain in full force and effect.

     7. This Amendment may be executed in two or more counterparts, each of which is an original, and all of which together shall be deemed to be one and the same instrument. This Amendment shall become binding when one or more counterparts taken together shall have been executed and delivered by both of the parties. It shall not be necessary in making proof of this Amendment or any counterpart hereof to produce or account for any of the other counterparts.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first written above.


                              PENNSYLVANIA COMPANY


                              By: /s/ Neil M. Hahl
                                 Name:  Neil M. Hahl
                                 Title: Senior Vice President


                              BMC ACQUISITION COMPANY


                              By: /s/ C. Richard Wilson
                                 Name:  C. Richard Wilson
                                 Title: President